As filed with the Securities and Exchange Commission on June 27, 2000

Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________________

OVERSEAS SHIPHOLDING GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	13-2637623 (I.R.S. Employer Identification Number)

511 Fifth Avenue
New York, New York 10017
(212) 953-4100
(Address of principal executive offices) (Zip code)

OVERSEAS SHIPHOLDING GROUP, INC. 2000 EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)

Peter G. Samuels, Esq.
1585 Broadway
New York, New York 10036-8299
(212) 969-3335
(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(3)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $1.00 per share	150,000 shares	$24.00	$3,600,000	$950.40

(1)

Represents the maximum number of shares which may be purchased under the Overseas Shipholding Group, Inc. 2000 Employee Stock Purchase Plan. Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, this Registration Statement also registers such additional indeterminate number of shares as may be required to cover possible adjustments under the plan.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and (c). Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, calculated on the basis of the high and low sale prices of the Common Stock as reported on the New York Stock Exchange on June 22, 2000.

(3)	Also includes 150,000 rights issuable pursuant to the Rights Agreement, dated as of October 20, 1998, between the Company and ChaseMellon Shareholder Services, L.L.C.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Overseas Shipholding Group, Inc., a Delaware corporation (the "Company" or the "Registrant") is registering herewith 150,000 shares of its common stock, par value $1.00 per share (the "Common Stock") which are issuable pursuant to the Overseas Shipholding Group, Inc. 2000 Employee Stock Purchase Plan (the "Stock Purchase Plan").

Item 3. Incorporation of Documents By Reference.

The following documents previously filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act") are incorporated herein by reference:

(1)	the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

(2)	the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

(3)	the Company's Proxy Statement dated April 28, 2000; and

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing such document.

Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company is incorporated in Delaware. Under Section 145 of the General Corporation Law of the State of Delaware, a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any action, suit or proceeding. Article Sixth of the Company's Amended Certificate of Incorporation contains such a provision, permitting the indemnification to the fullest extent permitted by the General Corporation Law of the State of Delaware any person made, or threatened to be made, a party to any action, suit or proceeding (whether civil, criminal or investigative) by reason of the fact that such person, his testator or intestate is or was a director or officer of the Company or serves or served any other enterprise at the request of the Company.

Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Article Tenth of the Company's Amended Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for any monetary damages for breach of fiduciary duty as a director except to the extent not permitted under the General Corporation Law of the State of Delaware as it exists or may subsequently be amended, and provides further that any repeal or modification of Article Tenth by the stockholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1	Amended Certificate of Incorporation of the Company (incorporated by reference from Exhibit 3(i) to Form 10-K for the fiscal year ended December 31, 1998).

4.2	Amended By-laws of the Company (incorporated by reference from Exhibit 3(ii) to Form 10-K for the fiscal year ended December 31, 1993).

4.3	Overseas Shipholding Group, Inc. 2000 Employee Stock Purchase Plan (incorporated by reference to the Proxy Statement dated and filed April 28, 2000).

*5.1	Opinion of Proskauer Rose LLP.

*23.1	Consent of Ernst & Young LLP.

*23.2	Consent of Proskauer Rose LLP (included in Exhibit 5.1).

*24.1	Power of Attorney (included on signature page).

* Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "calculation of registration fee" table in the effective registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 27, 2000.

OVERSEAS SHIPHOLDING GROUP, INC.

By: s/Myles R. Itkin
Myles R. Itkin
Senior Vice President, Chief Financial Officer
and Treasurer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Morton P. Hyman and Myles R. Itkin, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for him or her and in his or her name, place, and stead, in any and all capacities, to sign a Registration Statement on Form S-8 of Overseas Shipholding Group, Inc. and any or all amendments (including post-effective amendments) thereto, relating to the registration, under the Securities Act of 1933, as amended, of shares of Common Stock to be issued pursuant to the 2000 Employee Stock Purchase Plan and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.
Signature	Title	Date

s/Morton P. Hyman Morton P. Hyman	President, Chief Executive Officer and Director (Principal Executive Officer)	June 27, 2000

s/Myles R. Itkin Myles R. Itkin	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Executive and Accounting Officer)	June 27, 2000

s/Robert N. Cowen Robert N. Cowen	Senior Vice President, Chief Operating Officer, Secretary and Director	June 27, 2000

s/Ariel Recanati Ariel Recanati	Senior Vice President, Chief Strategic and Planning Officer and Director	June 27, 2000

s/Michael J. Zimmerman Michael J. Zimmerman	Director	June 27, 2000
Charles Fribourg	Director	June , 2000
s/William L. Frost William L. Frost	Director	June 27, 2000
s/Ran Hettena Ran Hettena	Director	June 27, 2000

s/Stanley Komaroff Stanley Komaroff	Director	June 27, 2000

s/Solomon N. Merkin Solomon N. Merkin	Director	June 27, 2000

s/Joel I. Picket Joel I. Picket	Director	June 27, 2000

s/Oudi Recanati Oudi Recanati	Director	June 27, 2000

Exhibit Index

Exhibit No.	Document

4.1	Amended Certificate of Incorporation of the Company.

4.2	Amended By Laws of the Company.

4.3	Overseas Shipholding Group, Inc. 2000 Employee Stock Purchase Plan.

5.1	Opinion of Proskauer Rose LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Proskauer Rose LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).